Exhibit 10.1
CONSULTING AND PRODUCT SALES AGREEMENT
     This Product Sales Agreement (this “Agreement”) is entered into as of this 19th day of October, 2006 (the “Effective Date”), by and among USN CORPORATION (hereinafter referred to as “Parent”), a Colorado corporation, USN TELEVISION GROUP, INC., a Delaware corporation and a wholly owned subsidiary of Parent (hereinafter referred to as “USN Television” and together with Parent, “USN”) and AANSHI GEMS INC., a New York, corporation (hereinafter referred to as “Aanshi”).
     WHEREAS, USN is a retailer of consumer products selling product through, among other things, TV programming transmitted by satellite to cable television systems, direct broadcast satellite systems and television broadcasting stations across the United States;
     WHEREAS, Aanshi is a supplier of Jewelry Product (as hereinafter defined) to USN and others;
     WHEREAS, the parties desire, for the Term (as hereinafter defined) and on the terms and conditions hereof, for Aanshi to provide Jewelry Product for 24 hours per day of TV programming availability from USN Television and for Aanshi to administer and manage USN’s jewelry sales via TV programming during a period of 20 hours per day;
     WHEREAS, USN has made sales to various customers and there remains outstanding an obligation to such customers (“Outstanding Order Customers”);
     WHEREAS, Aanshi has assisted and will continue to assist USN in exchanging credits to Outstanding Order Customers in exchange for the approximate dollar amount of their order (the “Credit Amounts”) which can be used by such Outstanding Order Customers (the “Converting Customers”) for future purchases from USN; and
     WHEREAS, Aanshi hereby agrees to provide Jewelry Products to USN at discounted prices and has agreed to pay selling, marketing and general and administrative expenses of initially approximately $1,650,000 per month, or $55,000 per day (as amended from time to time in accordance herewith, the “SG&A Budget”), subject to the satisfaction of conditions set forth herein.
     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:
ARTICLE I.
PRODUCT SALES AGREEMENT
     1.1. Programming Time. Subject to the terms and conditions hereof and during the Term, USN agrees to provide Aanshi with access and full utilization rights to USN Television’s studios, broadcast time, facilities and sales, administrative, telephone order and media personnel during the hours between 8 a.m. (Los Angeles time) and 4 a.m. (Los Angeles Time) the next day, which equals 20 hours per day of TV programming (the “Programming Time”) on USN Television’s TV Channels (the “Channel”). USN shall retain access to, and full utilization rights, USN Television’s studios, facilities and sales, administrative, telephone order and media personnel during the hours between 4 a.m. and 8 a.m. (Los Angeles Time) (the “USN Programming Time”). During the Programming Time, Aanshi will produce, subject to the SG&A Budget contemplated herein, jewelry sales programming and will market and sell jewelry products on the Channel using studios, facilities and personnel provided by USN as described above (“Aanshi Services”). In exchange therefore, USN shall (a) purchase the Jewelry Products and any other products sold by USN and purchased through Aanshi as set forth in Section 1.2 below, at the price set forth in Section 1.3, (b) compensate Aanshi for all Converting Customers by granting of options to purchase common stock of the Parent and, (c) provide all studio, facilities, personnel, selling and administrative staff to Aanshi and to provide vault and other storage space to Aanshi (the “Aanshi Vault”). Aanshi shall also have the right to create promotions, designate all payment terms and other payment provisions of credit to be offered to customers.
     1.2. Goods Supplied by Aanshi to USN, SG&A Budget, Options Vesting for Converting Customers.
          (a) USN shall purchase, and Aanshi shall provide, all of its requirements for jewelry, gemstone, synthetic or costume jewelry, precious metal and similar goods (“Jewelry Products”) during the USN Programming Time or otherwise exclusively from Aanshi or suppliers introduced by Aanshi. Similarly, USN shall purchase, and Aanshi shall provide, all Jewelry Products sold during the Programming Time exclusively from Aanshi or suppliers introduced by Aanshi. USN may acquire items other than Jewelry Products from any source, and sell such items in any manner during Programming Time, during the USN Programming Time or otherwise. The obligation of Aanshi to provide Jewelry Products is dependent upon, among other things, satisfaction by USN Television and Parent of their obligations, covenants and warranties under this agreement.
          (b) During the first one month period ending October 18, 2006, Aanshi shall be required to pay to USN the SG&A Budget of $55,000 per day. Thereafter, Aanshi shall pay to USN 110% of the amount of the SG&A Budget. The foregoing amounts shall be paid on a daily basis as set forth in section 1.4 below and amortized over a month. USN will provide such necessary programming, administrative, call-in, order taking sales and other personnel as determined necessary by Aanshi from time to time, provided, however, that any increases or decreases in such personnel or other resultant costs and expenses (or reductions therefrom) shall be reflected in an increase or a decrease in SG&A Budget as defined in this Agreement. Notwithstanding the foregoing, Aanshi shall not be responsible for any liabilities above the SG&A Budget or for any other liabilities of USN whether the same relate to or accrue from SG&A or otherwise, except as set forth herein, including, without limitation, in Section 1.3(e) hereof. No amounts paid by Aanshi to USN pursuant to this Agreement, including the cost of goods actually sold, shall be deemed a capital contribution.
          (c) The term “SG&A Budget,” and therefore the amount of SG&A expenses of USN that must be paid by Aanshi to USN hereunder, may be amended from time to time by the parties’ reasonable mutual agreement. USN may, however, incur additional expenses which would otherwise be considered SG&A expenses, provided that such expenses shall not constitute part of the SG&A Budget and shall not otherwise violate the provisions of this Agreement or result in any kind of additional liability to Aanshi’ obligation to pay the SG&A Budget or otherwise alter or endanger the rights of Aanshi.
          (d) USN acknowledges that Aanshi has assisted with the conversion of Outstanding Order Customers into Converting Customers and issuance of approximately $525,000 of Credit Amounts to such Converting Customers. USN hereby further understands that Aanshi may, at its sole and absolute discretion and to the extent that it deems the same feasible in its sole discretion, continue (on a non-exclusive basis) to contact or oversee the solicitation of Outstanding Order Customers and conversion of such persons into Converting Customers. Parent hereby agrees to issue, as of the date hereof, options to purchase 2,916,667 shares of its common stock at an exercise price of $0.18 per share, a third of which options shall be exercisable immediately, with the remaining options to become exercisable in accordance with the milestone schedule set forth on Schedule 1.2(d) annexed hereto. All shares underlying the options shall be registered under the same registration rights agreement (the “Registration Rights Agreement” as the convertible note issued to Aanshi on the date hereof (the “Convertible Note”).
     1.3. Prices.
          (a) USN shall pay the full purchase price and delivery costs and all related costs of Jewelry Products and any other goods sold to or on behalf of USN and USN shall cover all costs of storing and insuring the goods both during transit to USN and thereafter (the “Purchase Price”). Prior to paying the Purchase Price, USN shall provide ample storage space for the Jewelry Product. The parties hereto agree and acknowledge that as of the date hereof, there exists one Aanshi Vault at USN’s facilities, which USN is leasing to Aanshi for its use during the Term and that such Aanshi Vault has been fully stocked with Aanshi’s Jewelry Products. Aanshi shall retain sole and exclusive ownership of all products stored in the Aanshi Vault or in any other place leased to Aanshi by or on behalf of USN until such time as the goods are paid for. Aanshi shall retain sole and exclusive ownership of any Jewelry Product held by, shipped by or acquired by USN until title passes, which shall only be deemed to have occurred upon receipt by Aanshi of full payment therefore. The initial Purchase Price shall not be calculated on a product by product basis. Rather, the Purchase Price for the aggregate amount of Jewelry Products sold by Aanshi to USN during a particular period shall be the remainder that results (but not less than zero) when (i) 110% of the then effective SG&A Budget (100% for the first four weeks hereof) for such specified period is subtracted from (ii) the revenue realized by sales of Jewelry Product and all other product sold during Aanshi’ 20 hours per day of Programming Time during such corresponding period. Any refunds owing to customers with respect to sales during such period shall be deducted from the amount of revenues realized under clause (ii) of the preceding sentence.
          (b) After any adjustment required by Section 1.4(d), USN will be deemed to have made full and final payment of such Purchase Price to Aanshi, by Aanshi retaining (or transferring at the direction and option of Aanshi) the amount of the Purchase Price in Aanshi’ merchant account, subject to Section 1.3(e).

          (c) To the extent that the amount in clause (i) of the penultimate sentence in Section 1.3(a) above exceeds the amount in clause (ii) of such sentence, Aanshi shall pay such shortfall.
          (d) By way of example and only for the avoidance of doubt, if the SG&A Budget for any month after October 15, 2006 is $1,650,000, the amount required to be paid under section 1.2(b) above is $1,815,000 ($1,650,000 plus $165,000). (i) If during such one month period gross revenues from all goods sold are only $1,000,000 then all such amounts will be paid to USN and credited and deemed as paid under section 1.4(a), the Purchase Price to USN will be deemed to be one dollar, and such goods shall be deemed to be fully paid for by USN under Section 1.3(a) and (b). The remaining $815,000 shortfall for the then effective SG&A Budget to be paid to USN under Section 1.2(b) shall be paid by Aanshi as consideration for the use of Programming Time and other value received by it herein and Aanshi shall absorb the loss from any goods purchased and sold. (ii) If during such one month period, gross revenues from all goods sold are $2,035,000, then, presuming that the $1,815,000 SG&A Budget payment has been paid under section 1.4 below, then the Purchase Price will be deemed to be $220,000 and such Purchase Price for the goods shall be deemed to have been fully paid for by USN under Section 1.3(b) and all excess ($220,000) shall be kept by Aanshi. (iii) If during such one month period revenues from all goods were $5,000,000, then, presuming that the $1,815,000 SG&A Budget payment has been paid under Section 1.4 below, then the Purchase Price of such goods will be deemed to be $3,185,000 and such the Purchase Price for the goods shall be deemed to have been fully paid for by USN and all excess shall be kept by Aanshi. In all circumstances, Aanshi’s liability shall be limited to 110% of SG&A Budget set forth in subparagraph 1.3(a) above, unless provided otherwise herein, including, without limitation, in Section 1.3(e).
          (e) Depending on the amount of monthly gross sales during Aanshi’ 20 hours per day of Programming Time, Aanshi will also pay to USN, as a discount to the prices paid by USN for Jewelry Product, the sliding scale payments in accordance with Schedule 1.3(e) attached hereto.
          (f) To the extent that there are any Credit Amounts tendered by Converting Customers in connection with the Jewelry Products or other goods sold by USN that were acquired from or through Aanshi, such amount shall be added to the aggregate principal amount of then outstanding under the Convertible Note.
          (g) All options to purchase common stock of Parent as set forth in Section 1.2(d), and the shares underlying such option, will be issued without registration under the Securities Act of 1933, as amended, in reliance on an exemption therefrom. In offering and issuing such equity securities, USN is relying on the representations and warranties made by Aanshi in the Convertible Note and related purchase agreement, dated as of the date hereof, and all of such representations and warranties are incorporated herein. The resale of all such equity securities shall be registered under the same Registration Rights Agreement. The Registration Rights Agreement shall have demand and unlimited piggyback registration rights. If a registration statement is not declared effective (or is withdrawn or is otherwise no longer effective) in accordance with the provisions of the Registration Rights Agreement, covering all of the shares issuable under the Convertible Note, as amended from time to time, or the shares underlying the options issued under paragraph 1.3(f), then, in lieu of any shares issuable from such default date and onward (until the Registration Rights Agreement is duly complied with), Aanshi shall have the right to receive and demand cash payments for the full dollar amount of the Aanshi Credit Payments otherwise due during such month.
     1.4. Procedures regarding Payment of Prices. The payment by USN for the goods sold to or on behalf of USN by Aanshi shall be as follows:
          (a) Payments from third parties for any sales realized during the Time Period will be made by customers to Aanshi’s designated merchant account.
          (b) All valid customer credits and refunds with respect to sales of Jewelry Products or other products of Aanshi sold by USN realized during the Term will be paid to the customers by Aanshi 100% daily from sales during the Term; provided, however, that any sales resulting from redeemed credit amounts from Converting Customers shall remain the liability of USN and the Convertible Note shall be reduced to the extent of any prior increases resulting from Credit Amounts tendered for Aanshi’s goods or for any cash amounts paid by Aanshi to Converting Customers.
          (c) On a daily basis, Aanshi will remit to USN an amount of funds, in accordance with Section 1.2(b). In the event that less then this amount is paid during any time period, Aanshi shall fill the shortfall promptly and in any event within the time period set forth in Section 1.4(d) below.
          (d) Within five (5) days of the end of each month within the Term, Aanshi and USN will meet to review the amounts paid under Section 1.2(b) above and the Purchase Prices for the goods during such one month period as calculated by the terms of this Agreement. Upon determination of such figure, the parties will re-calculate the payment required by Section 1.3 with respect to such month. Any shortfall of payments under Section 1.2(b) that were required to be made by Aanshi during such period shall be made within 5 business days of the determination date of such amounts.
          (e) Aanshi shall not be obligated to make any additional daily payments, other than the daily payment of the SG&A Budget as provided herein.
     1.5. Operations; SG&A.
          (a) USN will maintain a studio, facilities and personnel to allow for production of the TV programming during the Term for the Programming Time for Aanshi that is no less sufficient then the previous support provided by USN. USN will consult with Aanshi regarding changes to USN’s studio, facilities and personnel, and will not make materially impair, downgrade or reduce the capability of, USN’s studio, facilities and all centers, and personnel without Aanshi’s written consent, such consent not to be unreasonably withheld.
          (b) USN will use commercially reasonable efforts to maintain and reduce its SG&A expenses in a manner consistent with the historical practices of USN. USN will consult with Aanshi regarding changes to USN’s SG&A expenses, and without Aanshi’s written consent (which consent shall not to be unreasonably withheld) will not make material increase any line items within USN’s SG&A or otherwise enter into agreements that will have a material adverse affect on any line items within the SG&A Budget. On a monthly basis, USN will provide to Aanshi reasonable information and documentation regarding USN’s prospective SG&A expenses. Notwithstanding the foregoing, the amounts required to be paid under Section 1.2(b) shall not increase unless otherwise specifically agreed to by Aanshi.

     1.6. Retroactive Adjustments. The parties acknowledge that, prior to the date hereof, Aanshi has made a payment to USN in the amount of approximately $1.6 million as an advance payment of the SG&A expenses payable hereunder and managed certain aspects of USN’s jewelry sales. Within four (4) weeks of the date hereof, the parties will in good faith determine appropriate adjustments to the term hereof to reflect such advance payment by Aanshi.
     1.7. Term. The term of this Agreement (the “Term”) will commence on the date hereof and shall expire, unless earlier terminated in accordance with Section 3.3 hereof, on the fifth (5th) anniversary of the date hereof; provided that unless either party provides written notice to the other party of its intention to not extend the Term upon such fifth (5th) anniversary (which notice must be delivered not later than one hundred and twenty (120) days prior to such fifth anniversary), then the Term will be automatically extended for an additional five (5) year Term.
     1.8. Exclusivity. Nothing in this Agreement shall prohibit or restrict USN’s use of the TV programming during the airtime allocated to USN pursuant hereof, except that that the parties specifically agree that USN may not sell jewelry and gems, from any other source(s), using USN’s TV programming during such airtime without the consent of Aanshi, which consent may be withheld for any reason whatsoever. In the event that goods are sold to USN by Aanshi for sales by USN during its four hour Programming Time or for internet or other sales, then the purchase price for Aanshi shall include a reasonable markup to Aanshi and Aanshi may require reasonable payment terms therefore.
     1.9. Board Rights, Parent hereby agrees that Aanshi shall have the right, during the Term, to appoint a representative to observe all board meetings and review all materials prepared for the board of directors of USN, provided that such representative shall not be entitled to observe any portion of any such meeting or review any portion of any such materials related to the USN-Aanshi relationship or otherwise relates to confidential information. In addition, Aanshi shall also have the right to designate one individual to serve as a member of the board of directors of USN, and if Aanshi delivers written notice of any such designation, then Parent will nominate and recommend such individual for election by the stockholders of Parent to the board of directors of Parent and will nominate and elect such nominee to the board of directors of USN Television.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of Aanshi. Aanshi represents and warrants to USN as follows:
          (a) Organization. Aanshi is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.
          (b) Authority; Enforceability. Aanshi has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been validly executed and delivered by Aanshi. This Agreement constitutes a valid and legally binding obligation upon Aanshi, enforceable in accordance with its terms, subject to the limitations of bankruptcy, insolvency moratorium or the rules of equity.
          (c) Non-Contravention. Neither the execution and delivery of this Agreement by Aanshi, nor the consummation and performance of the transactions contemplated hereby, (i) conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any material agreement by which Aanshi is a party or by which Aanshi or any of its material properties or assets are bound or affected, (ii) conflicts with the certificate of incorporation or bylaws of Aanshi, or (iii) conflicts with or violates, in any material respect, any law, rule, regulation, order, decree or judgment binding upon Aanshi or its assets.
     2.2. Representations Warranties and Covenants of USN. USN represents and warrants to Aanshi as follows:
          (a) Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. USN Television is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
          (b) Authority; Enforceability. USN has full power and lawful authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. This Agreement has been validly executed and delivered by USN. This Agreement constitutes a valid and legally binding obligation upon USN, enforceable in accordance with its terms, subject to the limitations of bankruptcy, insolvency moratorium or the rules of equity.
          (c) Non-Contravention. Neither the execution and delivery of this Agreement by USN, nor the consummation and performance of the transactions contemplated hereby, (i) conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any material agreement by which USN is a party or by which USN or any of its material properties or assets are bound or affected, (ii) conflicts with the certificate of incorporation or bylaws of USN, or (iii) conflicts with or violates, in any material respect, any law, rule, regulation, order, decree or judgment binding upon USN or its assets.
          (d) Affirmative Covenants. USN covenants that unless Aanshi consents in writing otherwise:
               (i) Compliance with Laws. USN will, and will cause each subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to materially adversely effect USN.

               (ii) Insurance. USN will, and will cause each subsidiary to, maintain, with financially sound and reputable insurers, insurance, including, without limitation, the Casualty Policies and the Liability Policies, with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
               (iii) Payment of Taxes and Claims. USN will, and will cause each subsidiary to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of USN or any subsidiary, provided that neither USN nor any subsidiary need pay any such tax or assessment or claims if the amount, applicability or validity thereof is contested by USN or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and USN or a subsidiary has established adequate reserves therefore in accordance with United States generally accepted accounting principles, consistently applied, on the books of USN or such subsidiary .
               (iv) Corporate Existence, Etc. USN will at all times preserve and keep in full force and effect its corporate existence. USN will at all times preserve and keep in full force and effect the corporate existence of each Subsidiary and all rights and franchises of USN and its Subsidiaries.
               (v) Authorization and Reservation of Shares. USN shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of common stock of Parent to provide for the full exercise of the outstanding options issued to Aanshi as provided herein.
          (e) Negative Covenants. USN covenants that so long as any portion of the Convertible Notes is outstanding, unless holders of a majority of the then-outstanding principal amount of the Convertible Notes consents in writing otherwise:
               (i) Liens. USN will not, and will not permit any subsidiary to, and cause such subsidiary not to, permit to exist, create, assume or incur, directly or indirectly, any lien or encumbrance or pledge (“Lien”) on its properties or assets, whether now owned or hereafter acquired, except:
•	Liens existing on property or assets of USN or any Subsidiary as of the date of this Agreement;

•	Liens for taxes, assessments or governmental charges not then due and delinquent;

•	encumbrances in the nature of leases, subleases, zoning restrictions, easements, rights of way, minor survey exceptions and other rights and restrictions of record on the use of real property and defects in title in each case arising or incurred in the ordinary course of business, which, individually and in the aggregate, do not materially impair the use or value of the property or assets subject thereto or which relate only to assets that in the aggregate are not material;

•	Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, lessors’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar liens) and Liens to secure the performance of bids, tenders, leases or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money;

•	any attachment or judgment Lien, unless the judgment it secures has not, within sixty (60) days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within sixty (60) days after the expiration of any such stay;

•	Liens that result from actions or inactions of Aanshi; or

•	Liens that may be attached as a result of the transactions completed prior to the date hereof with the parties listed in Schedule 2.2(e)(i) hereto.
               (ii) Nature of Business. USN will not, and will not permit any subsidiary to, and cause such Subsidiary not to, engage in any business if, as a result, the general nature of the business in which USN and its subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which USN and its subsidiaries, taken as a whole, are engaged on the date of this Agreement. USN shall not terminate any lease or agreement for which it obtains office space unless suitable comparable space is already secured, with all moving expenses of Aanshi to be fully paid for. USN will not terminate any other major agreement or license or permit upon which it relies for the ordinary course of its business.
               (iii) Restriction on Distributions and Stock Repurchases. USN will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of USN or any subsidiary or any warrants, rights or options to purchase or acquire any such shares. USN will not and will not permit any subsidiary to make any distribution or dividend of cash or other property with respect to its capital stock.
               (iv) Mergers, Consolidations, Sale of Assets and Investments. USN will not, and will not permit any Subsidiary to, and cause such Subsidiary not to,

consolidate, merge, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another person in a single transaction or a series of transactions unless the surviving corporation and/or the acquiror agrees to assume this Agreement and the Registration Rights Agreement in their entirety and covenants not to take any actions to impair Aanshi’s exercise of its rights provided herein and therein. Further, USN will not, and will not permit any Subsidiary to, and cause such Subsidiary not to, make any investments, acquisitions, contributions or otherwise engage in any other investment transactions that will impair Aanshi’s exercise of its rights under this Agreement.
ARTICLE III.
MODIFICATION, WAIVERS, TERMINATION AND EXPENSES
     3.1. Modification. USN and Aanshi may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.
     3.2. Waivers. USN and Aanshi may in writing extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.
     3.3. Termination and Abandonment. This Agreement may be terminated prior to the expiration of the Term as follows:
          (a) By the mutual consent of Aanshi and USN;
          (b) By Aanshi, upon 120 calendar days written notice to USN at any time during the Term;
          (c) Automatically upon (i) an event of default under the Convertible Note, as may be amended from time to time, issued to Aanshi as of the date hereof or (ii) the filing of a voluntary or involuntary bankruptcy petition on USN or any of its subsidiaries or parents, or the taking of any action that would result in a liquidation, dissolution or cessation of business of USN, or the making of any assignment for the benefit of creditors or appointment of a trustee, referee or other person for purposes of liquidating or managing the assets or business of USN unless such default is specifically waived by Aanshi;
          (d) At the election of USN upon the filing of a voluntary or involuntary bankruptcy petition on Aanshi or any of its subsidiaries or parents, or the taking of any action that would result in a liquidation, dissolution or cessation of business of Aanshi, or the making of any assignment for the benefit of creditors or appointment of a trustee, referee or other person for purposes of liquidating or managing the assets or business of Aanshi unless such default is specifically waived by USN; or
          (e) By either party in the event of a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein, which is not cured within five (5) business days after written notice of such breach is given to the party committing such breach by the complaining party.

     Termination shall be effective on the date of receipt of written notice specifying the reasons therefore. No termination of this Agreement hereunder for any reason or in any manner, shall release, or be construed as to release, any party hereto from any liability or damage to the other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly said parties’ material and bad faith breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein. In the event of a termination for any reason, The Promissory Note shall be repaid in full at such date.
ARTICLE IV.
MISCELLANEOUS
     4.1. Representations and Warranties to Survive. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the during the Term. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.
     4.2. Binding Effect. This Agreement constitutes the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns.
     4.3. Security Interest and Subordination Agreement. As security for the payment of all obligations and liabilities of USN under this Agreement, USN hereby assigns to Aanshi and grants to Aanshi a continuing security interest in all of the property of USN, whether tangible or intangible and, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located. USN shall, at Aanshi’s request, at any time and from time to time, authenticate, execute and deliver to Aanshi such financing statements, documents and other agreements and instruments as Aanshi may deem necessary or desirable in its reasonable discretion in order to establish and maintain a valid, attached and perfected lien to secure payment of USN’s obligations set forth in this Agreement. Notwithstanding anything to the contrary herein, the parties expressly acknowledge and agree that any rights granted to Aanshi under this Section 4.3 (including without limitation, all existing and future assets and rights), shall be subject to any preexisting security interests in USN’s assets granted to or held by creditors or other parties; provided, however, that USN shall, as a condition to this Agreement, obtain a subordination agreement of all current and future creditors with respect to Jewelry Products sold by Aanshi to USN or otherwise hold or to be held by USN from time to time prior to shipping to customers and other products sold by Aanshi to USN and held by USN prior to sale, and any other assets of Aanshi that may be in the physical or legal possession of USN.
     4.4. Applicable Law. This Agreement is made pursuant to, and will be construed under, the laws of the State of California.

     4.5. Notices. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered or on the second business day after mailed, first class postage prepaid:
          (a) If to Aanshi, to:
Aanshi Gems Inc.
ATTN: Mukesh Vijay
2 West 46th Street, suite 1400
New York, New York 10036
Telephone: (212) 840-0567
Fax: (212) 840-3985
with a copy to:
Ronniel Levy, Esq.
Hodgson Russ LLP
60 East 42nd Street, 37th Floor
New York, New York 10165 — 0150
Telephone: (212) 661-3535
Fax: (212) 972-1677
          (b) If to USN, to:
USN Corporation
ATTN: Chief Executive Officer
2121 Avenue of the Stars, 29th Floor
Los Angeles, CA 90067
Fax: (310) 203-9863
with a copy to:
Timothy J. Hart
Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles CA 90067
Fax: 310 552 7036
     These addresses may be changed from time to time by written notice to the other parties.
     4.6. Headings. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.
     4.7. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.
     4.8. Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.
     4.9. Forbearance; Waiver. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of subsequent default or breach.
     4.10. Attorneys’ Fees and Expenses. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys’ fees and expenses and court. costs.
     4.11. Expenses. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.
     4.12. Integration. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the transactions contemplated hereby, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of both Aanshi and USN and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by either party hereto or its counsel.
4.13. Indemnity.
     A. USN hereby agrees to indemnify and hold Aanshi harmless in respect of the aggregate of Indemnifyable Damages of Aanshi. For the purposes of this Agreement, “Indemnifyable Damages of Aanshi” shall mean the aggregate of all expenses, losses, costs, deficiencies, claims and damages (including reasonable related counsel fees and expenses) incurred by Aanshi from (i) any inaccurate representation or warranty made by USN in this Agreement; and (ii) any default in the performance any of the covenants or agreements made by USN in this Agreement.
     B. Aanshi hereby agrees to indemnify and hold USN harmless in respect of the aggregate of Indemnifyable Damages of USN. For the purposes of this Agreement, “Indemnifyable Damages of USN” shall mean the aggregate of all expenses, losses, costs, deficiencies, claims and damages (including reasonable related counsel fees and expenses) incurred by USN from (i) any inaccurate representation or warranty made by Aanshi in this Agreement; and (ii) any default in the performance any of the covenants or agreements made by Aanshi in this Agreement.
[Signatures page follows ]

     IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.

“USN” USN CORPORATION a Colorado corporation
By:	/s/ Mark J. Miller
Mark J. Miller, Chief Executive Officer

USN TELEVISION GROUP, INC. a Delaware corporation
By:	/s/ Mark J. Miller
Mark J. Miller, Chief Executive Officer

“AANSHI” AANSHI GEMS INC a New York corporation
By:	/s/ Pankaj Jain
Pankaj Jain, Authorized Representative

Signature Page to Consulting and Product Sales Agreement